Exhibit 10.4

SCIO DIAMOND TECHNOLOGY CORP.

AMENDMENT TO

QUALIFIED STOCK OPTION GRANT AGREEMENT

This Amendment to the Qualified Stock Option Grant Agreement (the “Amendment”) is entered into on February 4, 2013, by and between Scio Diamond Technology Corp., a Nevada corporation (the “Corporation”), and Michael McMahon (the “Optionee”).

Unless stated otherwise in this Amendment, capitalized terms in this Amendment shall have the meaning set forth in the Plan or the Original Option Agreement (as defined below).

WHEREAS, the Corporation previously granted to the Optionee an option to purchase up to 1,500,000 shares of common stock of the Corporation, par value $0.001 per share (the “Common Stock”), at a price of $0.93 per share (the “Exercise Price”), pursuant to that certain Qualified Stock Option Grant Agreement dated as of February 4, 2013, and entered into by the Corporation and the Optionee (the “Original Option Agreement”);

WHEREAS, Section 16 of the Original Option Agreement provides that the Original Option Agreement may be amended in a written document signed by the Corporation and the Optionee; and

WHEREAS, the Corporation and the Optionee desire to amend the Original Option Agreement to clarify certain ambiguities, correct certain scrivener’s errors and address certain other items.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Corporation and the Optionee agree as follows:

1.              Amendment of Section 3.  Section 3 of the Original Option Agreement is hereby amended by deleting subsections (b), (e), (f) and (g) in their entirety and replacing them with the following subsections (b), (e), (f) and (g):

(b)                                 Right to Exercise. The Optionee shall have the right to exercise the Options, to the extent vested, in whole or in part, at any time prior to the Expiration Date or earlier termination of the Options in accordance with the Plan and this Agreement.  Any Options that do not qualify as incentive stock options will be treated as nonqualified stock options. To the extent not exercised, the number of shares as to which the Option is exercisable shall accumulate and remain exercisable, in whole or in part, at any time after becoming vested (exercisable), but not later than the Expiration Date or other termination of the Option.  In the event of the Optionee’s voluntary or involuntary termination of employment, all Options that have not been previously exercised shall be terminated immediately.

(e)                                  Method of Payment. In addition to any other method approved by the Administrator, if any, and permitted by applicable statutes and regulations, payment of the Exercise Price shall be by delivery of cash, certified or cashier’s check, or money order or other cash equivalent acceptable to Administrator in its sole discretion.

(f)                                   Issuance of Shares Upon Exercise. Upon due exercise of the Option, in whole or in part, in accordance with the terms of this Agreement, the Corporation shall issue to the Optionee or such other person exercising the Option, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and non-assessable stock and shall deliver certificates therefore as soon as practicable thereafter.

(g)                                  Restrictions on Exercise and upon Shares Issued upon Exercise. Notwithstanding any other provision of the Agreement, the Option may not be exercised at any time that the Corporation does not have in effect a registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws, relating to the offer of Common Stock to the Optionee under the Plan, unless the Corporation receives, if requested by the Corporation, an opinion of counsel acceptable to the Corporation that such registration is not required.  Upon the issuance of any shares of Common Stock pursuant to the exercise of the Option, the Optionee will, upon the request of the Corporation, agree in writing that the Optionee is acquiring such shares for investment only and not with a view to resale, and that the Optionee will not sell, pledge or otherwise dispose of such shares so issued unless

(i) the Corporation is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act or by the rules and regulations thereunder; (ii) the staff of the Securities and Exchange Commission has issued a “no-action” letter with respect to such disposition; or (iii) such registration or notification as is, in the opinion of counsel for the Corporation, required for the lawful disposition of such shares has been filed by the Corporation and has become effective; provided, however, that the Corporation is not obligated hereby to file any such registration or notification. In addition, the Common Stock issued upon the exercise of any Options shall be subject to repurchase by the Corporation for an amount equal to the Exercise Price of such Options upon the occurrence of an event described in Section 4(d) of this Agreement.  The Corporation may place a legend embodying such restrictions on the certificates evidencing such shares.

2.              Amendment to Section 10.  Section 10 of the Original Option Agreement is hereby deleted in its entirety and replaced with the following Section 10:

10.                               Section 409A.  It is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement and the Plan shall be interpreted and administered to be in compliance therewith.  Optionee acknowledges that the Administrator shall have the sole discretion and authority to amend this Agreement or the Plan to the extent necessary to cause this Agreement or the Plan to comply with the provisions of Section 409A of the Code if the Administrator determines that any such amendment will not materially and adversely affect the Optionee.  Such amendment may be retroactive to the extent permitted by Section 409A of the Code and shall not require the consent of the Optionee.

3.              Amendment to the Exercise Form.  The Exercise Form attached to the Original Option Agreement is hereby deleted and replaced with the Exercise Form attached hereto as Exhibit A.

4.              Miscellaneous.

(a)                                 Except as expressly herein modified and amended, all terms, provisions, and conditions of the Original Option Agreement shall remain in full force and effect.

(b)                                 This Amendment may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same amendment.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed effective as of the date first written above.

SCIO DIAMOND TECHNOLOGY CORP.

By:
Name: Edward S. Adams
Title: Chairman of the Board of Directors

OPTIONEE

Name: Michael McMahon

EXHIBIT A

EXERCISE FORM

Scio Diamond Technology Corp.

411 University Ridge, Suite D

Greenville SC  29601

Ladies and Gentlemen:

I hereby exercise the Options granted to me on                     , by Scio Diamond Technology Corp. (the “Corporation”), subject to all the terms and provisions thereof and of the 2012 Share Incentive Plan (the “Plan”), and notify you of my desire to purchase                                                      shares of Common Stock of the Corporation at a price of $                per share pursuant to the exercise of said Option.

Payment Amount: $

Date:
Optionee Signature

Received by Scio Diamond Technology Corp. on: